Free Writing Prospectus

Dated August 6, 2014

Filed Pursuant to Rule 433(d)

Registration No. 333-189212

Registration No. 333-189212-05

$1B CARMAX AUTO OWNER TRUST 2014-3

JT-BOOKS	: Barclays (str), RBC, Wells Fargo
CO-MGRS	: BofAML, CS, Scotia, SunTrust

CL	$SIZE(MM)	MDY/S&P	WAL	PWIN	E.FNL	L.FNL	BMK+SPD		YLD	COUP	PX
A-1	172.00	P-1/A-1+	0.28	1-6	02/15	08/15			0.19%	0.19%	100.0000
A-2	330.00	Aaa/AAA	1.11	6-21	05/16	08/17	EDSF	+20	0.551%	0.55%	99.99959
A-3	330.00	Aaa/AAA	2.54	21-42	02/18	06/19	IntS	+25	1.166%	1.16%	99.99207
A-4	111.50	Aaa/AAA	3.83	42-48	08/18	02/20	IntS	+30	1.740%	1.73%	99.98619
B	12.00	Aa2/AA	4.01	48-48	08/18	03/20	IntS	+55	2.058%	2.04%	99.96452
C	22.50	A2/A	4.01	48-48	08/18	06/20	IntS	+80	2.308%	2.29%	99.97330
D	22.00	Baa2/BBB	4.01	48-48	08/18	02/21	IntS	+130	2.808%	2.79%	99.99350

TICKER	: CARMX 2014-3		REGISTRATION	:	SEC-REG
EXPECTED PXG	: PRICED		EXPECTED RATINGS	:	MOODY’S/S&P
EXPECTED SETTLE	: 08/13/14		PXG SPEED	:	1.3% ABS to 10% CALL
FIRST PAY	: 09/15/14		ERISA ELIGIBLE	:	YES
BILL & DELIVER	: BARCLAYS		MIN DENOMS	:	$5K × $1K
CUSIPS	: A-1	14313TAA7
	A-2	14313TAB5
	A-3	14313TAC3
	A-4	14313TAD1
	B	14313TAE9
	C	14313TAF6
	D	14313TAG4

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.